Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment To Form S-1 On Form S-3 (No. 333-90903) and related Prospectus of Broadcom Corporation for the registration of Class A Common Stock and Class B Common Stock and to the incorporation by reference therein of our report dated January 25, 2008, with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
We also consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment To Form S-1 On Form S-3 (No. 333-90903) and related Prospectus of Broadcom Corporation for the registration of Class A Common Stock and Class B Common Stock and to the incorporation by reference therein of our report dated November 14, 2008, with respect to the financial statements of the Digital TV Business of Advanced Micro Devices, Inc. included in the Current Report on Form 8-K/A of Broadcom Corporation dated January 8, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Orange County, California
February 6, 2009